Exhibit 10.12

Summary Translation of Agreement with Zhejiang Longquan Zhixin Trading Co.

Party A: Zhejiang Tantech Bamboo Technology Co., Ltd

Party B: Zhejiang Longquan Zhixin Trading Co.

Products: charcoal products; total amount: 8,032,500 yuan

Payment: Zhejiang Tantech Bamboo Technology Co., Ltd (“Buyer”) shall make the payment within 3 months of receipt of products.

Quality: Zhejiang Longquan Zhixin Trading Co. (“Party B”) ensures the quality meet the national and industry standards.

Delivery Site: Buyer shall designate delivery site.

Delivery Method: Party B will undertake the delivery and will be responsible for the shipping fee, insurance, etc.

Package Requirement: Package material and packing fee will be provided by Party B; Party B shall provide shipping order and any quality test reports; and the invoice will be delivered in Express to Buyer.

Violation of the Contract: If the quality of the products does not meet the Buyer’s requirements, both parties shall jointly negotiate and come to an agreement; Party B shall ship products upon receipt of advances and Buyer shall have the right to terminate the Agreement if Party B fails to; and any disputes can be brought up to local court.

The Contract term is from 2013-01-01 till 2013-12-31.